 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 1, 2020

CREATIVE REALITIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13100 Magisterial Drive, Suite 100, Louisville, KY		40223
(Address of principal executive offices)		(Zip Code)

(502) 791-8800

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CREX	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	CREXW	The Nasdaq Stock Market LLC

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As described below, Creative Realities, Inc. (the “Company”) has been communicating with The Nasdaq Stock Market LLC (“Nasdaq”) regarding an instance of non-compliance with certain corporate governance requirements of the Nasdaq Listing Rules. However, Nasdaq confirmed that the Company has regained compliance with the rules, and the matter is now closed.

In May 2020, it was brought to the Company’s attention that it may have issued certain stock options granted on May 20, 2020 under the Company’s 2014 Stock Incentive Plan (as amended, the “Plan”) in excess of applicable limitations on grants in the Plan. On June 2, 2020, the Company voluntarily reported to Nasdaq that these option grants were potentially made in violation of Nasdaq’s shareholder approval rules under Listing Rule 5635(c) (the “Rule”), and informed Nasdaq of its efforts to regain compliance with the Rule consisting of the rescission of the Rescinded Options and the issuance of the New Options, as described below.

On June 3, 2020, Nasdaq staff notified the Company that Nasdaq had determined that the Company violated the Rule, but that the efforts to regain compliance with the Rule are sufficient.

The Notice has no effect on the listing of the Company’s common stock at this time, and the Company’s common stock continues to trade on The Nasdaq Capital Market under the symbol “CREX”.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2020 the Board of Directors of the Company determined that certain stock options granted on May 20, 2020 under the Company’s 2014 Stock Incentive Plan (as amended, the “Plan”) had exceeded applicable limitations on grants in the Plan. The subject options were issued in excess of the overall reserve of shares subject to the Plan and certain of the options exceeded the individual number of options that may be issued to a recipient in any given fiscal year. In response, the Board approved the rescission (and forfeiture by the holders) of aggregate stock option awards to purchase 2,380,000 shares of the Company’s common stock (the “Rescinded Options”) that had been granted to certain employees, including options to purchase 960,000 and 480,000 shares of common stock issued to Rick Mills, Chief Executive Officer, and Will Logan, Chief Financial Officer, respectively.

In addition, the Board approved the grant to each holder of a Rescinded Option of a new option to purchase an equal number of shares of the Company’s common stock (the “New Options”) as was set forth in the Rescinded Option, to be issued under the Plan; provided that the New Options provide that they may not be exercised in full or in part until the Company’s shareholders have approved an increase in the number of shares authorized under the Plan sufficient to permit the issuance of the shares underlying the New Option, and the removal of the individual limit set forth in the Plan. The exercise price of the New Options is $2.53, which is the higher of the closing prices on the date of issuance of the Rescinded Options and the closing price on the date of issuance of the New Options. Because the New Options are replacing the Rescinded Options, these transactions will not have a significant impact on dilution for the Company’s shareholders.

Also on June 1, 2020, the Company entered into letter agreements, in the form filed with this report as Exhibit 10.1 and incorporated herein by reference, with each holder of a Rescinded Option. Pursuant to the letter agreements, each such holder agreed to forfeit his or her Rescinded Option, and the Company agreed to grant the holder a New Option.

The New Options issued to Executive Officers

Messrs. Mills and Logan received ten-year New Options to purchase 480,000 and 240,000 shares of common stock, respectively, which vest in three equal installments on each anniversary of the issuance.

Messrs. Mills and Logan also received ten-year options to purchase 480,000 and 240,000 shares of common stock, respectively, which vest in equal installments over a three-year period subject to satisfying the Company revenue target and EBITDA (earnings before interest, taxes, depreciation and amortization) target for the applicable year. In each of calendar years 2020, 2021 and 2022, one-third of the total shares may vest (if the revenue and EBITDA targets are met), and the shares that are subject to vesting each year are allocated equally to each of the revenue and EBITDA targets for such year.

These options includes a catch-up provision, where any options that did not vest during a prior year due to the Company’s failure to meet a prior revenue or EBITDA target may vest in a subsequent vesting year if the revenue or EBITDA target, as applicable, is met in the future year. The revenue and EBITDA targets for the following three years are as follows:

Calendar Year	Revenue Target	EBITDA Target
2020	$32 million	$2.2 million
2021	$35 million	$3.1 million
2022	$38 million	$3.5 million

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Letter Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creative Realities, Inc.
(Registrant)

Date: June 3, 2020	By:	/s/ Will Logan
Will Logan Chief Financial Officer